UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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The Gorman-Rupp Company
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Notice of 2021 Annual Meeting

of Shareholders

Place Live via the internet at www.proxydocs.com/GRC	Date and Time April 22, 2021 10:00 a.m. Eastern Time	Record Date Close of business on March 1, 2021

Items of Business

		Board Recommendation	Page

1.	Fix the number of Directors of the Company at nine and to elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;	FOR each of the nominees	3

2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;	FOR	27

3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021; and	FOR	28

4.	Conduct any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Annual Meeting of Shareholders to be held on April 22, 2021 — Due to the coronavirus pandemic (COVID-19) the Company will hold the 2021 Annual Meeting of Shareholders of The Gorman-Rupp Company in a virtual meeting format only, via webcast. The Annual Meeting will be held on Thursday, April 22, 2021 at 10:00 a.m. (EDT). To participate in and/or vote at the virtual Annual Meeting shareholders must pre-register at www.proxydocs.com/GRC by entering their control number found on their enclosed proxy card prior to the deadline specified thereon. Upon completing your pre-registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and will also permit you to submit questions prior to the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 22, 2021 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2020 Annual Report to Shareholders are available at http://www.proxypush.com/GRC. To cast your vote, you will need to enter the 12-digit control number located on the proxy card.

Your vote is important. Even if you plan to participate in the 2021 Annual Meeting of Shareholders, please cast your vote at your earliest convenience before the Annual Meeting in case you are unable to attend. You may vote by telephone or internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to participate in the Annual Meeting.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Senior Vice President, General Counsel and Corporate Secretary

March 22, 2021

To Our Shareholders

Dear Shareholders:	Letter from the Chairman and Chief Executive Officer

It’s a pleasure to invite you to our 2021 Annual Meeting of Shareholders. I hope you can join us virtually on the webcast Thursday, April 22, 2021, at 10:00 a.m.

While 2020 was a year of unprecedented challenges related to COVID-19, we remained focused on our long-term strategic initiatives and ended the year in a strong financial position. During the meeting, we will provide an update on the performance of the Company in 2020 and the first quarter of 2021. It is also a good opportunity for us to hear directly from you.

Your vote is important. Even if you are unable to participate, it is important that your shares be represented and voted. Please refer to the voting instructions in the Notice of 2021 Annual Meeting of Shareholders on the preceding page.

On behalf of the Board and all of our employees, thank you for your continued support.

Sincerely,

Jeffrey S. Gorman

Dear Shareholders:	Letter from the Lead Independent Director

It is an honor to serve on the Gorman-Rupp Board as your Lead Independent Director. During 2020 we have worked with the Company’s management team to help navigate the COVID-19 pandemic. The Board is proud of how we have responded as a Company, including supporting our employees and customers.

Our Board is committed to high standards of corporate governance and delivering long-term shareholder value. Since 2018 we have added three new members to our Board with a broad range of public company experience and diverse skillsets.

I hope you can join us at our 2021 Annual Meeting. Thank you for your continued investment and support of Gorman-Rupp.

Sincerely,

M. Ann Harlan

Summary of Annual Meeting Proposals

Summary of Annual Meeting Proposals

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement before voting.

Proposal		Recommendation of the Board

1.

Election of Directors

Nine Director Nominees:

Donald H. Bullock, Jr. (Independent)

Jeffrey S. Gorman, Chairman and Chief Executive Officer

M. Ann Harlan (Independent)

Scott A. King, President and Chief Operating Officer

Christopher H. Lake (Independent)

Sonja K. McClelland (Independent)

Vincent K. Petrella (Independent)

Kenneth R. Reynolds (Independent)

Rick R. Taylor (Independent)

Director Term: One Year

Director Election: Plurality of votes cast

FOR each of the nominees

2.	Advisory Vote on the Compensation of the Company’s Named Executive Officers	FOR

3.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	FOR

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	1

General Shareholder Information

PROXY STATEMENT

March 22, 2021

Solicitation and Revocation of Proxies

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held live virtually via webcast at www.proxydocs.com/GRC, at 10:00 a.m., Eastern Time, on Thursday, April 22, 2021. Holders of Common Shares of record at the close of business on March 1, 2021 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later-dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The attendance at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

Outstanding Shares and Voting Rights

As of March 1, 2021, the record date for the determination of persons entitled to vote at the Meeting, there were 26,109,185 Common Shares outstanding. Each Common Share is entitled to one vote on each proposal.

The mailing address of the principal executive office of the Company is P.O. Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 22, 2021.

A quorum will be present at the Meeting if there are, in attendance or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the nine nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which the shareholder otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as the shareholder may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the advisory vote to approve the compensation of the Company’s named Executive Officers (Proposal No. 2), and the ratification of the independent registered public accounting firm (Proposal No. 3), the affirmative vote of a majority of the votes cast is necessary to approve each such proposal. Abstentions and broker non-votes will not be voted for or against such proposals and will not be counted in the number of votes cast on such proposals.

2	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Election of Directors

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 3 is a routine matter, but the other proposals in this Proxy Statement are non-routine matters.

Our Board of Directors recommends that you vote

FOR the election of each of the 2021 director nominees

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at nine and for the election of the nominees named below. Except for Scott A. King all nominees are presently a Director of the Company.

Each of the Director nominees has indicated a willingness to serve if elected. However, in the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number equal to the number of available Board-designated nominees or for the election of a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked at a time when any of the nominees become unavailable, unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the available candidates nominated by the Board, except that, the proxies may be voted cumulatively for less than the entire number of candidates nominated by the Board if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Director Nominees

Donald H. Bullock, Jr. Age: 61 Director of the Company since 2019 Independent

Donald H. Bullock Jr. is the retired Senior Vice President of Investor Relations of Eaton Corporation (“Eaton”), a New York Stock Exchange publicly-traded diversified industrial manufacturer that provides energy-efficient solutions to help customers manage electrical, hydraulic and mechanical power. Mr. Bullock worked for Eaton in various global business management, information technology and finance roles from 1998 until his retirement in 2019, previously serving as Vice President and General Manager, General Products Divisions from 2006 to 2011; Corporate Vice President, Asia Pacific from 2003 to 2006; Chief Information Officer and Vice President, Information Technology from 2000 to 2003 and Director, Finance from 1998 to 2000. Prior to joining Eaton, Mr. Bullock was employed by the Index Group, a general management consulting firm.

Mr. Bullock is a senior executive with over 20 years of experience and qualifies as an “audit committee financial expert” under SEC rules. He has broad experience in international business operations, investor relations and information technology and security.

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	3

Election of Directors

Jeffrey S. Gorman Age: 68 Director of the Company since 1989 Chairman and Chief Executive Officer

Jeffrey S. Gorman is Chairman and Chief Executive Officer of the Company. He has been Chairman of the Board since 2019 and Chief Executive Officer since 1998. He also served as President from 1998 to 2020 after having served as Senior Vice President since 1996. He also served as General Manager of Gorman-Rupp Pumps USA from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce.

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its acquisitions and its international growth. He is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan Age: 61 Director of the Company since 2009 Independent

M. Ann Harlan is the retired Vice President and General Counsel of The J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, Ms. Harlan serves on the Board of Directors of Cleveland Cliffs Inc., a NYSE listed mining company (CLR) and the Board of University Hospitals Health System, Inc. From 2012 until 2019, she was a member of the Advisory Board of Gates Group Capital Partners. From 2010 until its sale to Archer Daniels Midland in 2015, Ms. Harlan was also a Director of Eatem Foods Company.

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with public company governance issues, audit matters, executive compensation and equity compensation plan development and administration as well as human resources issues.

Scott A. King Age: 46 President and Chief Operating Officer

Scott A. King is President and Chief Operating Officer of the Company. In 2004, he joined Gorman-Rupp Pumps USA as Manufacturing Manager and progressed through multiple positions including Director of Manufacturing, Vice President of Operations and General Manager. Prior to joining the Company, Mr. King served in various capacities with Fortune 500 diversified industrial manufacturers. He is the past President of the Regional Manufacturing Coalition and a member of the Board of Directors for the Hydraulic Institute.

Mr. King has been instrumental in the operational leadership of the Company for more than 15 years. He is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

4	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Election of Directors

Christopher H. Lake Age: 56 Director of the Company since 2000 Independent

Christopher H. Lake has been President and Chief Operating Officer of SRI Quality System Registrar, an international third party ISO registrar and certification audit firm, since December 2005, after having served as Vice President from July to December 2005. The firm has operations in the United States, Asia and the European Union. Mr. Lake served as President of Dean & Lake Consulting, Inc., a regional consulting group that focused on operations and product development from 2001 to July 2005. Previously, Mr. Lake was Principal and Industry Executive for a Fortune 500 global consulting company.

Mr. Lake has major corporate service and operations experience with large service, banking and telecommunications clients. He also has extensive experience providing information technology services to large domestic and international companies.

Sonja K. McClelland Age: 49 Director of the Company since 2018 Independent

Sonja K. McClelland is the Executive Vice President, Secretary, Treasurer and Chief Financial Officer of Hurco Companies, Inc. (“Hurco”), a NASDAQ publicly-traded international industrial technology company that designs, manufactures and sells computerized machine tools. Ms. McClelland has worked for Hurco in various finance and accounting roles since September 1996 most recently serving as Executive Vice President since 2017; Secretary, Treasurer and Chief Financial Officer since March 2014 and Principal Financial and Accounting Officer since her appointment as Corporate Controller and Assistant Secretary in November 2004. Prior to joining Hurco, Ms. McClelland was employed by an international public accounting firm following her graduation from college.

Ms. McClelland is a senior financial executive with 28 years of experience in public accounting and financial reporting responsibilities and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. She is a versatile business professional with a diverse background in corporate accounting and finance, manufacturing operations, investor relations, strategic planning, acquisitions and divestitures, complex international organizational structures, transfer-pricing and international tax strategies, foreign currency risk management, SEC reporting, compliance risk management, systems implementations, and corporate governance matters.

Vincent K. Petrella Age: 60 Director of the Company since 2019 Independent

Vincent K. Petrella is the retired Executive Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ:LECO) — a role he held from 2004 to 2019. He held prior roles within the finance and internal audit functions at Lincoln Electric from 1995 through 2003 and began his career at an international public accounting firm. Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide. Mr. Petrella is currently a Director of Applied Industrial Technologies, Inc. (NYSE:AIT), a publicly-traded value-added distributor of industrial supplies, and Sotera Health Company (NASDAQ:SHC), a publicly-traded healthcare supplier.

Mr. Petrella qualifies as an “audit committee financial expert” under SEC rules with his extensive experience in public accounting and financial reporting responsibilities. He also has broad experience with international acquisitions, business strategy and manufacturing operations.

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	5

Election of Directors

Kenneth R. Reynolds Age: 62 Director of the Company since 2014 Independent

Kenneth R. Reynolds serves on the Board of Directors of Ariel Corporation and, in 2020 retired from being the company’s Executive Vice President and Treasurer. He previously served as its Chief Financial Officer from 1997 to 2016. Ariel has been a major designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for over 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with a regional public accounting firm which he joined following his college graduation.

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

Rick R. Taylor Age: 73 Director of the Company since 2003 Independent

Rick R. Taylor has been President of Jay Industries since 1985. Jay Industries is a Tier 2 automotive supplier and a tier 1 supplier to several large agricultural OEMs. In 2020, Mr. Taylor retired as Chief Executive Officer of Nanogate North America, a German company that was a tier 1 supplier to several German OEMs and a developer of high-tech surface finishes, a position he held since 2017. In addition, Mr. Taylor has been President of Longview Steel Corporation, a steel wholesaler, since 1999. Mr. Taylor previously served as a Director of Park National Corporation, a NYSE publicly traded bank holding company, from 1995 through 2020.

Mr. Taylor’s major company manufacturing experience spans over 40 years. He has extensive international supply chain experience, and board of directors’ experience, including investment, and risk management.

Director Qualifications

As reflected in the chart below, the Board believes the seven independent director nominees offer a diverse range of key skills and experience to provide effective oversight of the Company and create long-term sustainable growth through successful execution of the Company’s strategic initiatives.

	Donald H. Bullock, Jr.	M. Ann Harlan	Christopher H. Lake	Sonja K. McClelland	Vincent K. Petrella	Kenneth R. Reynolds	Rick R. Taylor

Board of Directors Experience (other current public company Boards)		X			X

Manufacturing	X	X	X	X	X	X	X

International	X	X	X	X	X	X	X

Operational	X		X	X		X	X

Business Development and Strategy	X		X	X	X	X	X

Sales and Marketing			X			X	X

Audit Committee Financial Expert	X			X	X	X

Information Technology	X		X	X	X	X

6	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Election of Directors

Board Composition

	Donald H. Bullock, Jr.	Jeffrey S. Gorman	M. Ann Harlan	Scott A. King	Christopher H. Lake	Sonja K. McClelland	Vincent K. Petrella	Kenneth R. Reynolds	Rick R. Taylor

Gender

Male	X	X		X	X		X	X	X

Female			X			X

Race/Ethnicity

African American

Asian, Pacific Islander						X

White/ Caucasian	X	X	X	X	X		X	X	X

Hispanic/Latino

Native American

Non-Employee Director Compensation

The Compensation Committee is charged with oversight and periodic review of Non-Employee Director compensation and with recommending any changes to the entire Board of Directors. Directors who are employees of the Company (Mr. Jeffrey S. Gorman and Scott A. King) do not receive any compensation for service as Directors. Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers and stock awards.

The Company’s Non-Employee Directors compensation for 2020 consisted of annual cash retainers of $55,000 each and stock awards of 1,500 shares each effective as of July 1, 2020. To reflect their additional responsibilities, Chairs of the Compensation Committee and Governance and Nominating Committee received an additional retainer fee of $5,000, and the Chair of the Audit Committee received an additional retainer fee of $10,000. The Lead Independent Director received an additional retainer fee of $15,000.

The Company has a stock ownership guidelines policy for its Non-Employee Directors to encourage meaningful stock ownership in the Company. The policy requires each Non-Employee Director to own shares of stock equal in value to five times his or her annual cash retainer, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service by each of the Non-Employee Directors of the Company for the year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Donald H. Bullock, Jr.(2)	37,775	46,080	83,855

M. Ann Harlan(3)	71,566	46,080	117,646

Christopher H. Lake(4)	60,000	46,080	106,080

Sonja K. McClelland(5)	61,868	46,080	107,948

Vincent K. Petrella(6)	37,775	46,080	83,855

Kenneth R. Reynolds	55,000	46,080	101,080

Rick R. Taylor(7)	58,434	46,080	104,514

Thomas E. Hoaglin(8)	20,357	-	20,357

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	7

Election of Directors

(1)

Each Non-Employee Director received an award of 1,500 Common Shares (from the Company’s treasury shares) under The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan. Each award of 1,500 Common Shares was made effective as of July 1, 2020 and had a market value of $46,080 as of the grant date, computed in accordance with FASB ASC Topic 718.

(2)	Mr. Bullock was elected to the Board of Directors effective April 23, 2020.
(3)

Ms. Harlan’s “Fees Earned or Paid in Cash” includes additional retainer fees of $15,000 for service as Lead Independent Director and $1,566 for the partial year of service as Chair of the Governance and Nominating Committee.

(4)	Mr. Lake’s “Fees Earned or Paid in Cash” includes additional retainer fees of $5,000 for service as Chair of the Compensation Committee.
(5)	Ms. McClelland’s “Fees Earned or Paid in Cash” includes additional retainer fees of $6,868 for the partial year of service as Chair of the Audit Committee.
(6)	Mr. Petrella was elected to the Board of Directors effective April 23, 2020.
(7)	Mr. Taylor’s “Fees Earned or Paid in Cash” includes additional retainer fees of $3,434 for the partial year of service as Chair of the Governance and Nominating Committee.
(8)

Mr. Hoaglin retired from the Board of Directors effective April 23, 2020. Mr. Hoaglin’s “Fees Earned or Paid in Cash” includes additional retainer fees of $3,123 for the partial year of service as Chair of the Audit Committee.

CORPORATE GOVERNANCE

Board Composition and Practices

Annual Election of Directors	✓	Executive Sessions of the Board	✓

Lead Independent Director	✓	Over Boarding Policy	✓

Non-employee Director Independence	100%	Mandatory Board Retirement Age	✓

Committee Independence	100%	Board and Committee Self-Evaluations	✓

Independent Director Gender Diversity	29%	Board Member Candidate Guidelines	✓

New Directors Since 2018	3	Stock Ownership Guidelines for Directors	✓

Number of Financial Experts	4	Strategy, Environmental and Risk Management Oversight	✓

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE and SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with applicable listing standards, rules and regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries, other than through his or her service as a Director. The existence of a material relationship must be determined based upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management in connection with the Director’s duties.

The Board has approved Corporate Governance Guidelines and a Code of Ethics to provide guidance for the governance of the Company. The Governance and Nominating Committee is responsible for monitoring these guidelines and code of ethics and reviews them on an annual basis and, subject to Board approval, makes such revisions as may be necessary or appropriate to reflect new regulatory requirements and evolving corporate governance practices. The Corporate Governance Guidelines and Code of Ethics are available in their entirety on the Company’s website at http://www.gormanrupp.com.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors meet the independence standards of the Company’s Corporate Governance Guidelines, as well as the current independence standards of the NYSE and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

8	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Corporate Governance

During 2020, a total of 5 regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 16 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective Committees on which they served. In 2020, the “independent” Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. The Lead Independent Director, who is currently M. Ann Harlan, generally presides at these non-management executive sessions. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the 2020 annual meeting.

At the April 23, 2020 annual reorganizational meeting of the Board of Directors, M. Ann Harlan was re-elected by the independent Directors as Lead Independent Director, to serve for an additional one year term. The Lead Independent Director is responsible for coordinating the activities of the other independent Directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The Lead Independent Director serves as principal liaison on Board-wide issues between the independent Directors and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The Lead Independent Director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the Lead Independent Director also will be available for consultation and direct communication.

The Board completes annual performance evaluations of the Board, as well as the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, to assist in determining whether the Board and its Committees are functioning effectively. Annually, the Board and each of its Committees complete self-evaluations and review and discuss the results. The Governance and Nominating Committee oversees this process.

The Board of Directors has three separately designated standing Committees: (1) Audit Committee; (2) Compensation Committee; and (3) Governance and Nominating Committee. All members of each Committee are independent Directors. Each Committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. Complete copies of each Committee charter are available on the Company’s website at http://www.gormanrupp.com.

The table below shows current members of each of the Committees and the number of meetings held by each standing Committee in 2020.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee

Donald H. Bullock, Jr.	✓		✓

M. Ann Harlan		✓

Christopher H. Lake		Chair

Sonja K. McClelland	Chair		✓

Vincent K. Petrella	✓	✓

Kenneth R. Reynolds	✓		✓

Rick R. Taylor		✓	Chair

Number of Meetings	6	5	5

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	9

Corporate Governance

Audit Committee

The principal functions of the Audit Committee include the authority and responsibility to:

•	Oversee the integrity of the financial statements of the Company;

•	Engage the Company’s independent registered public accounting firm and review the scope of the audit of the Company’s consolidated financial statements;

•	Evaluate auditor qualification, performance, and independence;

•	Approve fees to be paid to the independent registered accounting firm for the agreed-upon-services;

•	Consider comments made by the independent registered public accountants with respect to internal controls and financial reporting and related actions taken by management;

•	Review internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff;

•	Review and pre-approve any non-audit services provided by the independent registered public accounting firm;

•	Provide organizational oversight of the Company’s enterprise risk management plan including cyber security and disaster recovery;

•	Oversee the Company’s internal audit function, including approving the annual internal audit plan: and

•	Oversee compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements.

Compensation Committee

The principal functions of the Compensation Committee include the authority and responsibility to:

•	Evaluate, develop and monitor compensation policies and programs for the Company’s officers and Non-Employee Directors;

•	Recommend the salaries, profit sharing and long-term incentive compensation for the officers; and

•	Oversee the administration, funding and investment performance of the defined benefit pension plan and the defined contribution retirement plans of the Company.

A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of officer compensation is set forth under the caption “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The principal functions of the Governance and Nominating Committee include the authority and responsibility to:

•	Identify, evaluate and recommend individuals for nomination as members of the Board of Directors;

•	Develop a succession plan for the Company’s Chief Executive Officer and other Executive Officers;

•	Develop a succession plan for other corporate officers and operating executives;

•	Oversee the annual evaluation of the performance of the Board and its Committees;

•	Periodically review the Board Committees’ charters and the Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals;

•	Monitor the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities;

•	At least annually, review potential conflicts of interest of Directors and management of the company; and

•	Periodically review the Company’s environmental, social and sustainability programs and activities.

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Corporate Governance

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee has not specified any particular set of skills, qualities or diversities that is required for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and (iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. New Director candidates are subject to a background check performed by the Governance and Nominating Committee. In addition, the candidate will be personally interviewed by one or more Governance and Nominating Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills, qualities or diversities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered. Third-party search firms may be retained by the Board to identify individuals that meet the director candidate criteria established by the Governance and Nominating Committee.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some functional risks is performed by specific Board Committees, e.g., financial reporting risks and cyber risks are overseen by the Audit Committee; personnel selection, evaluation, retention and compensation risks and benefit plan investment risks are overseen by the Compensation Committee; and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee. The results of each Committee’s oversight are reported regularly to the entire Board of Directors.

The Board of Directors and the Company’s management are committed to operating in a manner that upholds the reputation of the Company. In 2019, the Board of Directors approved an updated version of the Governance and Nominating Committee Charter that expressly tasks the Governance and Nominating Committee with periodically reviewing the Company’s environmental, social and sustainability programs and activities, in addition to assuring compliance with the governance principles applicable to the Company.

With regard to environmental, social and governance (“ESG”) issues, the Board of Directors receives regular updates on such issues from management, recognizing a range of stakeholders that includes employees and the communities where the Company’s facilities are located. Among other things, management regularly discusses with the Board legal, compliance and ethical issues related to ESG matters and the specific ways that the Company acts upon its commitment to ESG principles, including the following:

•	Company policies regarding human rights, compliance with conflict minerals requirements and employee code of conduct;

•	On-the-job training and tuition reimbursement opportunities for our employees;

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Corporate Governance

•	Upfront and ongoing safety training to ensure that safety policies and procedures are effectively communicated and implemented;

•	Profit sharing programs available to all of our employees;

•	Support of non-profit and charitable organizations in our communities through both financial donations and volunteer hours;

•	Re-purposing former factory land into an urban farm;

•	Certifying Environmental Management Systems to the ISO 14000 standard;

•	Ongoing product development efforts and testing to improve efficiency; and

•	Supplier Code of Conduct.

Company Leadership Organization

With respect to the roles of Board Chairman and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. At this time, the roles are combined. The Board believes this leadership structure together with the separate, independent role of our Lead Independent Director is appropriate for many reasons. In particular, the Board believes the combined role is appropriate because of Mr. Jeffrey S. Gorman’s leadership skills combined with his extensive knowledge about the pump industry and the Company’s products, customers and competitors. Pursuant to the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

Related Party Transactions

The Company has no relationships or transactions required to be reported by Item 404 of Regulation S-K. Although the Company does not have a specific written policy regarding review, approval or ratification of related party transactions, the Company has a formal annual review process for such transactions at all locations, and the Board of Directors has the authority to review and approve all related party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K. Review and approval of related party transactions also would be evidenced through the Company’s Code of Ethics compliance, annual completion of the Company’s Directors & Officers Questionnaires and discussion at Board meetings, or addressed in unanimous written actions in lieu of a Board meeting, if applicable.

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Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020 and the assessment of the Company’s internal controls over financial reporting with the Company’s management and the Company’s independent registered public accountants, Ernst & Young LLP;

(ii)

The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)

With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its charter.

Members of the Audit Committee are also “independent” in accordance with the corporate governance standards of the NYSE, and all of the members (including the Chair) qualify as an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee:

     Sonja K. McClelland, Chair

     Donald H. Bullock, Jr.

     Vincent K. Petrella

     Kenneth R. Reynolds

Compensation Committee Interlocks and Insider Participation

Each of the following Directors served as a member of the Compensation Committee during the fiscal year ended December 31, 2020: Christopher H. Lake, Sonja K. McClelland, Kenneth R. Reynolds, Rick R. Taylor, M. Ann Harlan, and Vincent K. Petrella. During 2020, no Company Executive Officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

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Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)

Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2021 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee:

Christopher H. Lake, Chair

M. Ann Harlan

Vincent K. Petrella

Rick R. Taylor

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s officer compensation program and how it applies to the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”), including its four named executive officers (“Executive Officers”) identified in the Summary Compensation Table included in this Proxy Statement.

Compensation Highlights

•	Annual Advisory Vote on Executive Compensation

•	Annual Peer Group Compensation Market Assessments

•	Pay for Performance

•	Utilize Performance Based Restricted Shares

•	Stock Ownership Guidelines

•	Prohibit Pledging and Hedging of Company Shares

•	Recoupment Policy

•	No Excessive Perquisites

•	No Employment Contracts

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized to:

•	Review and evaluate the compensation policies and programs for the Officers;

•	Review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment;

•	Review and recommend the annual salaries, annual profit sharing and long-term incentive compensation determinations for the Executive Officers to the Board of Directors; and

•	Review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Four independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

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Executive Compensation

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. This philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, its profitability and its long-term shareholder value.

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing and equity-based compensation awards driven by the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of four elements: base salary, profit sharing, performance-based share awards and a component of modest miscellaneous benefits. The Company has not entered into employment contracts with any of the Officers.

Ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. Toward that end, the Company sponsors opportunities to purchase Common Shares, including a partial Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

The Company has a stock ownership guidelines policy which establishes minimum stock ownership requirements for its Officers, group presidents and other corporate and operating officers to encourage meaningful stock ownership in the Company. The policy requires each executive, operating president and designated key employees to own shares of stock equal in value ranging from multiples of one times to three times his or her base salary, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Base Salary — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon Equilar peer data, discussed below under “Annual Review”, and Company philosophy. Subsequently, actual salaries are adjusted periodically based on judgments of each person’s performance, qualifications, accomplishments and expected future contributions in his or her Officer role.

Profit Sharing — The Company intentionally relies to a significant degree on annual incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity, which is based on annual operating income, provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Performance-Based Share Awards — Pursuant to The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “Incentive Plan”), long-term equity incentive compensation is an element of compensation used to enhance the Company’s compensation program in combination with its succession planning for key personnel and to further align the interests of award recipients with shareholders. Equity incentive compensation has also been selected to facilitate the accumulation of additional Company shares of stock by those most accountable for the Company’s operating results and shareholder value. Equity awards are typically conditioned upon achievement of appropriate performance metrics, however the Compensation Committee may from time to time grant service-based awards or unrestricted shares to certain employees. Recipients of grants of performance-based shares receive a target award of performance-based shares that vest at the end of a specified multi-year period, based on the levels of achievement of the performance goals established by the Compensation Committee, which may range from 0% to 150% of the target number of performance-based shares. The performance goals for these performance-based shares are based on targeted adjusted operating income growth and adjusted shareholders’ equity growth,

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Executive Compensation

weighted 50% each. The Committee believes the combination of these performance goals selected for the Incentive Plan provides an appropriate balance between earnings-related and growth goals while also focusing on shareholder value growth. Each vested performance-based share represents the right to receive one Common Share of the Company.

In determining the target amount of performance-based shares to be granted to our Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other Executive Officers, our short-term and long-term financial and strategic objectives, the Executive Officer’s relative job scope, individual performance history and prior and anticipated future contributions to the Company. After considering these factors, the Compensation Committee determines the amount of performance-based shares to be granted at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Under certain circumstances, including a restatement of financial results by the Company, the grantee may be required to return to the Company performance shares and/or pretax income derived from any disposition of shares previously received if the performance shares would not have been earned based upon the restated financial results.

The three-year performance period for performance-based shares granted to the Officers in 2018 concluded on December 31, 2020. The performance goals for the 2018-2020 performance period were based on targets for compound annual growth for adjusted operating income and adjusted shareholders’ equity, weighted 50% each. At the end of the performance period, adjusted operating income growth fell below threshold while adjusted shareholders’ equity growth fell between threshold and target. Accordingly, performance-based shares were awarded to the Officers at 27% of the target under the 2018 grants as follows: Jeffrey S. Gorman — 1,965 performance-based Common Shares; Scott A. King — 982 performance-based Common Shares; James C. Kerr — 1,474 performance-based Common Shares; and Brigette A. Burnell — 982 performance-based Common Shares.

Other Compensation — The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which two of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”

Stock Ownership — The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with partial cash matching contributions from the Company, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation, all of the current Officers are shareholders and participate in one or more of the foregoing plans.

Directors, Officers and certain other employees may not engage in hedging transactions related to the Company’s securities, may not engage in short sales, may not purchase or sell put options, call options or other such derivative securities, and may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Annual Reviews

The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies. The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation.

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Executive Compensation

The Committee has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors. The compensation advisors report directly to the Compensation Committee, and the Compensation Committee may replace the advisor or hire additional advisors if needed. The advisors attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s Executive Officers.

In 2020, the Compensation Committee retained independent compensation advisor Semler Brossy Consulting Group (“Semler Brossy”). Semler Brossy provided market compensation information, from public proxy data, and analysis regarding the Company’s compensation of Executive Officers relative to peers, including low, mean, median and high compensation ranges.

The Compensation Committee reviews the services provided by its third-party advisor and believes that Semler Brossy is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Semler Brossy, and determined that Semler Brossy’s work for the Committee in 2020 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or under applicable rules and regulations of the SEC and NYSE.

Prior to the Company’s July Board meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.

During July 2020, the Committee reviewed updated peer information compensation details provided by Semler Brossy for 15 other capital goods manufacturing companies listed below. For 2020, the peer group remained unchanged from 2019.

Alamo Group Inc.	Lawson Products, Inc.
Altra Industrial Motion Corporation	Lindsay Corporation
Ampco-Pittsburgh Corporation	Lydall, Inc.
Badger Meter, Inc.	NN, Inc.
Broadwind Energy, Inc.	Perma-Pipe International Holdings, Inc.
Circor International, Inc.	Tennant Company
DMC Global Inc.	Twin Disc, Incorporated
Kadant Inc.

These peer companies reflect similar size, with median revenue of approximately $448 million and annual revenue ranging from approximately $126 million to $1.8 billion, with The Gorman-Rupp Company ranking in the 37th percentile in annual revenue. The Committee also took into account the favorable outcome of the shareholders’ advisory vote on executive compensation at the Company’s 2020 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendation, and consideration of the ongoing COVID-19 pandemic, determined there would be no regular base salary increases for Executive Officers in 2020, except for a base salary increase for Scott A. King as part of the Company’s succession planning and his increased responsibilities.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income and the award percentage determined at the beginning of the year. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

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Executive Compensation

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and the Company’s prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

During 2020, the Compensation Committee of the Board of Directors of the Company approved grants of performance-based shares for the Company’s Executive Officers with target amounts as follows: Jeffrey S. Gorman — 6,013 performance-based Common Shares; Scott A. King — 4,509 performance-based Common Shares; James C. Kerr — 4,509 performance-based Common Shares; and Brigette A. Burnell — 3,006 performance-based Common Shares. At the time of the 2020 grant, the Compensation Committee recognized that achievement of the three-year performance goals based on compound annual growth for adjusted operating income and adjusted shareholders’ equity, weighted 50% each, were expected to be very challenging, requiring significant growth from 2020 levels. The granted shares also may vest to a certain extent in the event of a Change of Control (as defined in the Incentive Plan) of the Company or the death, disability or retirement of the grantee.

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Executive Compensation

Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its other named Executive Officers for calendar years 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey S. Gorman(5) Chairman and Chief Executive Officer	2020	500,000	195,000	200,000	257,121	18,693	1,170,814
	2019	485,417	225,000	200,000	216,221	17,693	1,144,331
	2018	460,417	245,000	200,000	179,243	9,134	1,093,794
Scott A. King President and Chief Operating Officer	2020	292,708	152,000	150,000	105,621	9,663	709,992
	2019	252,083	133,000	186,130	107,509	9,710	688,432

James C. Kerr(6) Executive Vice President and Chief Financial Officer	2020	300,000	152,000	150,000	-	25,734	627,734
	2019	291,250	160,000	150,000	-	27,486	628,736
	2018	272,500	175,000	150,000	-	24,093	621,593
Brigette A. Burnell(7) Senior Vice President, General Counsel and Corporate Secretary	2020	250,000	130,000	100,000	-	20,198	500,198
	2019	235,417	115,000	100,000	-	21,791	472,208
	2018	211,667	115,000	130,640	-	18,132	475,439

(1)	The amounts in this column reflect the Executive Officer’s annual profit sharing compensation based on operating income.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the underlying shares granted during the reported years, which includes both performance-based and service-based shares. For the performance-based share amounts reported in this column for 2020 that were granted on February 26, 2020, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and may not ultimately be received by the named Executive Officer. Assuming that the highest level of performance conditions are achieved, the aggregate grant date fair value of the performance-based share awards reported in this column would be: Jeffrey S. Gorman, $300,000; Scott A. King, $225,000; James C. Kerr, $225,000; and Brigette A. Burnell, $150,000.

(3)

The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2020, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2018 to the measurement date in 2020. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)

Amounts include taxable life insurance and tax preparation fees, as well as Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan, Health Savings Account and Christmas Savings Plan.

(5)	Mr.Gorman’s “All Other Compensation” includes $10,500 for calendar year 2020 for tax preparation fees.
(6)	Mr. Kerr’s “All Other Compensation” includes $18,875, $20,626 and $19,734 for calendar years 2020, 2019 and 2018 for the Company’s contributions to his account in the enhanced 401(k) Plan.
(7)

Ms. Burnell’s “All Other Compensation” includes $14,215, $16,018, and $15,164 for calendar years 2020, 2019, and 2018, respectively, for the Company’s contributions to her account in the enhanced 401(k) Plan.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of performance-based shares, and other share awards, during 2020 to the Company’s named Executive Officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1) (3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Options Awards ($) (2)
Jeffrey S. Gorman	2/26/20	3,006	6,013	9,019	200,000
Scott A. King	2/26/20	2,254	4,509	6,763	150,000
James C. Kerr	2/26/20	2,254	4,509	6,763	150,000
Brigette A. Burnell	2/26/20	1,503	3,006	4,509	100,000

(1)

These amounts reflect the threshold, target and maximum number of performance-based shares granted on February 26, 2020 under The Gorman-Rupp Company 2015 Omnibus Incentive Plan. These shares vest on December 31, 2022 based upon the achievement of pre-determined financial performance goals for adjusted operating income growth and adjusted shareholders’ equity growth over a three-year performance period ending December 31, 2022.

(2)

The value of performance-based shares is calculated assuming achievement of the target level of performance based on the closing market value of the Company’s Common Shares on the grant date in accordance with FASB ASC Topic 718.

(3)

Except for certain limited circumstances as set forth in the Incentive Plan (such as death or a Change in Control), all performance-based shares granted under the Incentive Plan vest at the end of a three year performance period, and the amount vested and paid is based on the levels of achievement of performance goals established by the Compensation Committee. The two performance goals established for the January 1, 2020 through December 31, 2022 performance period are specific ranges of adjusted operating income growth and adjusted shareholders’ equity growth, weighted 50% each. The range of future payouts is 0% to 150% for each performance goal, with the threshold payout occurring at 50%, the target payout occurring at 100% and the maximum payout occurring at 150%. Grantees under the Incentive Plan do not have any of the rights of a shareholder with respect to any shares granted, including the right to vote or receive dividends, until determination of the achievement of the performance goals and payment of the applicable shares in accordance with the Incentive Plan.

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Executive Compensation

Outstanding Equity Awards at December 31, 2020

The following table sets forth information regarding the number and value of unvested performance-based shares outstanding on December 31, 2020 of the Company’s named Executive Officers.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Jeffrey S. Gorman	2/26/20	3,006(2)	97,545
	2/27/19	2,905(3)	94,267
	2/22/18	1,965(4)	63,764
Scott A. King	2/26/20	2,254(2)	73,142
	2/27/19	2,178(3)	70,676
	2/22/18	982(4)	31,866
James C. Kerr	2/26/20	2,254(2)	73,142
	2/27/19	2,178(3)	70,676
	2/22/18	1,474(4)	47,831
Brigette A. Burnell	2/26/20	1,503(2)	48,772
	2/27/19	1,452(3)	47,117
	2/22/18	982(4)	31,866

(1)	The values equal the number of performance-based shares indicated multiplied by the closing price of the Company’s Common Shares of $32.45 on December 31, 2020.
(2)

Represents 2020 grants. These performance shares vest following conclusion of the relevant performance period on December 31, 2022 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(3)

Represents 2019 grants. These performance shares vest following conclusion of the relevant performance period on December 31, 2021 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(4)

Represents 2018 grants. These performance-based shares vest following conclusion of the relevant performance period on December 31, 2020 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on the actual level of performance achievement with respect to each of the two performance goals. On February 24, 2021, the Compensation Committee reviewed the Company’s financial results for the period ended December 31, 2020 as compared to the performance goals, and determined that adjusted operating income growth fell below threshold while adjusted shareholders’ equity growth fell between threshold and target. Accordingly, performance-based shares were awarded to the Officers at 27% of the target under the 2018 grants, which amounts are reflected in the table.

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The following table sets forth estimates of the potential value of the aggregate number of performance shares that would become payable to the Company’s Executive Officers upon the specified termination events, assuming that each such event took place on December 31, 2020.

	Jeffrey S. Gorman	Scott A. King	James C. Kerr	Brigette A. Burnell
Change in control followed by a qualifying termination of the Executive Officers’ employment	$619,892	$405,820	$464,879	$309,930
Death	426,966	261,147	320,206	213,478
Retirement or termination due to disability (these estimated values are based on achievement of 27% of the performance targets under the 2018 grants)	63,764	31,866	47,831	31,866

Pension Benefits

The pension plan in which two of the Company’s Executive Officers participate is a defined benefit plan covering certain U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2020, computed as of the plan measurement date of December 31, 2020.

Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.25% interest rate for 2020-2022 with a 4.0% interest rate thereafter, a 1.97% discount rate and the Pri-2012 Total Dataset Employee Mortality with Scale MP-2019 for 12/31/20 remeasurement. Base compensation in excess of $290,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for two named Executive Officers of the Company who participated in the pension plan for calendar year 2020.

Name	Plan Name	Year	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffrey S. Gorman	The Gorman-Rupp Company Retirement Plan	2020	42	2,164,063	-
Scott A. King	The Gorman-Rupp Company Retirement Plan	2020	16	354,777	-

(1)	The credited years of service are determined as of a measurement date of December 31, 2020.
(2)

The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2020. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	23

Executive Compensation

CEO Pay Ratio

Below is: (i) the 2020 annual total compensation of our CEO; (ii) the 2020 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology the Company used to calculate the CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation	$1,170,814
Median Employee Annual Total Compensation	$56,668
CEO to Median Employee Pay Ratio	20.7 to 1

Methodology

The Company believes that its CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The Company’s methodology and process is explained below:

Determined Employee Population — The employee population included all global employees, excluding our CEO, who were employed by the Company on December 31, 2020, whether employed on a full-time, part-time, or seasonal basis.

Identified the Median Employee — The Company examined the 2020 total cash compensation of the employee population. The Company did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2020. The Company believes the use of total cash compensation for all employees is a consistently applied compensation measure because it does not widely distribute annual equity awards to employees. Less than five percent of the Company’s employees receive annual equity awards.

Calculated CEO Pay Ratio — After identifying the median employee based on total cash compensation, the Company calculated annual total compensation for such employee using the same methodology used for the CEO as set forth in the 2020 Summary Compensation Table in this Proxy Statement.

The Company believes its executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value and demonstrate a commitment to internal pay equity. The Compensation Committee monitors the relationship between the pay of our Executive Officers and the pay of our non-executive employees.

24	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Beneficial Ownership of Shares

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2021, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) Directors and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the Company’s outstanding Common Shares. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
Independent Directors and Nominees:
Donald H. Bullock, Jr.	3,500		*
M. Ann Harlan	16,837		*
Christopher H. Lake	54,697	(2)	*
Sonja K. McClelland	3,170		*
Vincent K. Petrella	4,200		*
Kenneth R. Reynolds	20,500		*
Rick R. Taylor	26,854		*
Named Executive Officers:
Jeffrey S. Gorman	1,726,195	(3)	6.6%
Scott A. King	11,140		*
James C. Kerr	12,510		*
Brigette A. Burnell	7,747		*

All Directors and Executive Officers as a group (11 persons):	1,877,350	(4)	7.2%
Other Principal Beneficial Owners:

Blackrock, Inc.(5)(10) 55 East 52nd Street New York, NY 10055	1,471,621		5.6%

Dimensional Fund Advisors LP(6)(10) Building One 6300 Bee Cave Road Austin, TX 78746	1,549,428		5.9%

GAMCO Investors, Inc.(7)(10) One Corporate Center Rye, NY 10580	1,597,625		6.1%

The Vanguard Group(8)(10) 100 Vanguard Blvd. Malvern, PA 19355	1,995,313		7.6%

Gayle G. Green(9) PO Box 111 Mansfield, OH 44901	1,498,651		5.7%

*	Represents less than 1% of the outstanding shares.
(1)

Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	25

Beneficial Ownership of Shares

table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)

Includes 24,741 shares owned by Mr. Lake’s minor and adult children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(3)

Includes 123,301 shares owned by Mr. Gorman’s wife and 723,350 shares owned by his children and grandchildren. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (3).

(4)	Includes 871,392 shares as to which voting and investment power are shared.
(5)

Based on a Schedule 13G/A filed with the SEC on January 29, 2021. The filing indicates that, as of December 31, 2020, Blackrock, Inc. had beneficial ownership of 1,471,621 shares, including sole voting power over 1,440,412 shares and sole dispositive power over 1,471,621 shares.

(6)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021. The filing indicates that, as of December 31, 2020, Dimensional Fund Advisors LP had beneficial ownership of 1,549,428 shares, including sole voting power over 1,497,387 shares and sole dispositive power over 1,549,428 shares.

(7)

GAMCO Investors, Inc. is a diversified asset manager and financial services company. Based on a Schedule 13D/A filed with the SEC on September 19, 2012. The filing indicates that Gabelli Funds, LLC had beneficial ownership of 873,531 shares, including sole voting power over 873,531 shares and sole dispositive power over 873,531 shares, GAMCO Asset Management Inc. had beneficial ownership of 668,390 shares, including sole voting power over 662,140 shares and sole dispositive power over 668,390 shares, and Teton Advisors, Inc. had beneficial ownership of 55,704 shares, including sole voting power over 55,704 shares and sole dispositive power over 55,704 shares. The shares reported above have been adjusted to reflect the 5-for-4 stock split effective December 10, 2013.

(8)

Based on a Schedule 13G/A filed with the SEC on February 10, 2021. The filing indicates that, as of December 31, 2020, The Vanguard Group had beneficial ownership of 1,995,313 shares, including shared voting power over 18,637 shares, sole dispositive power over 1,962,784 shares and shared dispositive power over 32,529 shares.

(9)

Includes 4,917 shares owned by Ms. Green’s husband and 519,705 shares owned by her adult children. Ms. Green considers that she shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in trust in which Ms. Green has a beneficial interest. Ms. Green disclaims beneficial ownership of all of the shares referred to in this note (10). Ms. Green is the sister of Mr. Jeffrey S. Gorman.

(10)	Applicable percentage ownership is based upon 26,101,992 of the Company’s outstanding Common Shares as of December 31, 2020.

26	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Advisory Vote on the Compensation of the Company’s Named Executive Officers

The Board of Directors unanimously recommends that you vote

FOR Proposal No. 2 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in this Proxy Statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability to promote the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in the Company’s 2021 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers.

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	27

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that you vote

FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company during the year ending December 31, 2021. Ernst & Young LLP has served as the Company’s independent external auditor continuously for over fifty years. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees paid to Auditors

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$1,189,900	$1,280,900
Audit-Related Fees(2)	37,050	45,100
Tax Fees(3)	2.400	1,800
All Other Fees(4)	-	-
Total	$1,229,350	$1,327,800

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for financial reporting and other advisory services.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax consulting and tax planning.
(4)	The “all other fees” category consists of the aggregate fees billed for products and services provided not included in the other three categories.

Under its charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE, and Ernst & Young LLP reports directly to the Audit Committee. In addition, the Audit Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Audit Committee at its next scheduled meeting for ratification. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. In accordance with its charter, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2020.

28	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	29

General Information

GENERAL INFORMATION

The Company’s 2020 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2022 Annual Meeting of Shareholders must be received by the Company on or before November 21, 2021. If notice of a shareholder proposal is received after February 6, 2022, proxies solicited by the Company in connection with the 2022 Annual Meeting are expected to grant the proxy holders discretionary voting authority on the proposal if and when it is raised at such Annual Meeting, regardless of whether the proposal is disclosed in the Company’s proxy materials.

Interested parties desiring to communicate concerns regarding the Company to the Lead Independent Director or to the Non-Employee Directors as a group may direct correspondence to: Ms. M. Ann Harlan, Lead Independent Director, The Gorman-Rupp Company Board of Directors, The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at The Gorman-Rupp Company, PO Box 1217, Mansfield, OH 44901-1217, Attn: Corporate Secretary. All such letters will be forwarded promptly to the relevant director(s).

30	THE GORMAN-RUPP COMPANY	|	2021 Proxy Statement

Other Business

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 3, 2021 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

BRIGETTE A. BURNELL

Senior Vice President, General Counsel and Corporate Secretary

March 22, 2021

2021 Proxy Statement	|	THE GORMAN-RUPP COMPANY	31

GRC-2021-NPS

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
P.O. BOX 8016, CARY, NC 27512-9903	Go To: www.proxypush.com/GRC
• Cast your vote online.
• Have your Proxy Card ready.
• Follow the simple instructions to record your vote.
PHONE
Call 1-866-390-5231
• Use any touch-tone telephone, 24 hours a day, 7 days a week.
• Have your Proxy Card ready.
• Follow the simple recorded instructions.
MAIL
• Mark, sign and date your Proxy Card.
• Fold and return your Proxy Card Form in the postage-paid envelope provided.

CONTROL NUMBER

The Gorman-Rupp Company

Annual Meeting of Shareholders	< — Please fold here — Do not separate — >

For Shareholders as of March 01, 2021

TIME:     Thursday, April 22, 2021 10:00 AM, Eastern Time

PLACE:  Live via the internet at www.proxydocs.com/GRC

This proxy is being solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Jeffrey S. Gorman and Brigette A. Burnell as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote all of The Gorman-Rupp Common Shares held of record on March 1, 2021 by the undersigned shareholders(s) at the Annual Meeting of Shareholders to be held on April 22, 2021, or at any adjournment or postponement thereof, as designated on the reverse.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN. Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters. In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00 a.m., Eastern Time, April 21, 2021.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

The Gorman-Rupp Company

Annual Meeting of Shareholders

Please make your marks like this:	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors
		FOR	WITHHOLD

	1.01 Donald H. Bullock, Jr.	☐	☐		FOR

	1.02 Jeffrey S. Gorman	☐	☐		FOR

	1.03 M. Ann Harlan	☐	☐		FOR

	1.04 Scott A. King	☐	☐		FOR

	1.05 Christopher H. Lake	☐	☐		FOR

	1.06 Sonja K. McClelland	☐	☐		FOR

	1.07 Vincent K. Petrella	☐	☐		FOR

	1.08 Kenneth R. Reynolds	☐	☐		FOR

	1.09 Rick R. Taylor	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers.	☐	☐	☐	FOR

3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021.	☐	☐	☐	FOR

You must pre-register to attend the annual meeting online.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date